Exhibit 4.4

Extract of Minutes of the Deliberation of the Sanofi-Aventis Board of Directors Meeting establishing the terms and conditions of the  Sanofi-Aventis 2010 Stock Subscription Option Plan  and the Sanofi-Aventis 2010 Executive Committee Stock Subscription Option Plan dated March 1, 2010 (English translation. French original prevails).

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Proposal of stock subscription option plans for 2010

Mr. Van Kemmel, on behalf of the Compensation Committee, reminded the Board that the Shareholders’ Annual General Meeting of April 17, 2009 authorized the Board of Directors for a period of twenty-six months, under articles L. 225-177 to L. 225-185 of the French Commercial Code, to grant, on one or more occasions, in favor of members of the personnel to be chosen by the Board from among the employees and corporate officers of sanofi-aventis (the “Company”) or of French or foreign companies or groupings related to the Company (the “Group”), stock subscription options or options giving entitlement to purchase existing shares in the Company obtained by the Company repurchasing its own shares on the terms laid down by the law.

The Chairman of the Compensation Committee reminded the Board that the total number of options granted cannot give entitlement to a total number of shares greater than 2.5% of the share capital as of the date of the Board’s decision, i.e. 32,961,976 shares based on the share capital at December 31, 2009 (made up of 1,318,479,052 shares).

The Chairman of the Compensation Committee proposed that the Board make use of the authorization granted by the Shareholders’ General Meeting of April 17, 2009 to grant stock subscription options. He explained that the sanofi-aventis Compensation Committee has considered the terms of these new plans.

The Chairman of the Compensation Committee explained that because grants of options to certain executive officers must be subject to specific conditions, in particular performance conditions, it is appropriate to have separate plans for the employees (the “Employee Plan”), the members of the Executive Committee (the “Executive Committee Plan”) and the Chief Executive Officer (the “Chief Executive Officer Plan”).

a)	2010 stock subscription option plan for employees

The Board, having deliberated, unanimously decides to grant with effect from this day 7,316,355 share subscription options on the terms proposed by the Compensation Committee and more fully described in the Employee Plan Rules, which are an integral part of the present decision and a copy of which, together with a list of the beneficiaries and their respective number of options, will remain appended to the minutes of the present decision, the principal terms being as follows:

-	Type of option: share subscription options.

-	Total number of options granted: 7,316,355 options, subject to any adjustments provided in the Employee Plan Rules, each giving entitlement to subscribe for one share.

-	Beneficiaries: 5,719 beneficiaries from among the employees of sanofi-aventis and Group companies.

-	Duration: 10 years, up to and including February 28, 2020.

-	Exercise price per option: the exercise price will be the greater of:

(i)  the average of the opening quoted prices of sanofi-aventis shares on Euronext Paris for the 20 trading days following the date of the announcement of the Company’s annual results for the year ended December 31, 2009, i.e. from February 11 through March 10, 2010 inclusive; or

(ii)  the average of the opening quoted prices of sanofi-aventis shares on Euronext Paris for the 20 trading days preceding the date hereof, i.e. from February 1 through February 28, 2010 inclusive;

such that the exercise price will be set with no discount relative to the average of the quoted market prices on the 20 trading days preceding the date of grant by the Board, in accordance with the 14th resolution of the Shareholders’ Annual General Meeting of April 17, 2009 and with the law.

This price will be payable immediately in cash on exercise of the option.

-	Exercise period: at any time from March 3, 2014 through February 28, 2020, inclusive. Beneficiaries may choose to exercise their options either in a single transaction, or in multiple transactions.

Other than in exceptional circumstances at the discretion of the Chief Executive Officer, a beneficiary will irrevocably lose the right to exercise his or her options in the event of:

•	resignation, in which case the right to exercise the options will be lost on the day that the beneficiary leaves the Group; or

•	dismissal for serious or gross misconduct, in which case the right to exercise the options will be lost on the day of notification of such dismissal.

The right to exercise the options may be temporarily suspended, in particular in the event of corporate actions affecting the share capital.

Special cases:

(i) Beneficiaries who take retirement or early retirement, whether at normal retirement age or on an earlier or later date with the Company’s consent, will retain the right to exercise their options until the end of the period of validity of the options, i.e. up to and including February 28, 2020.

(ii) Beneficiaries who develop a disability classified in the second or third category under article L. 341-4 of the French Social Security Code, i.e. they can no longer carry out any professional activity, may exercise their options without being required to observe the four-year lock-up period mentioned in the first paragraph of Article 4 of the Employee Plan Rules, and will retain their right to exercise their options until the end of the period of validity of the options, i.e. up to and including February 28, 2020.

(iii) If a beneficiary dies, his or her heirs and assigns may exercise the options within six months after the date of death, notwithstanding the four-year lock-up period.

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Disposal of the shares: the shares obtained on exercise of the options may be disposed of on or after March 3, 2014. Subject to this condition, the shares will be negotiable from the date of registration in a share account.

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Ranking for dividend: the shares obtained on exercise of the options will be wholly fungible with existing sanofi-aventis shares from the date of issue. Consequently, they will be entitled to receive all dividends declared after the date on which they were subscribed.

As an exception to the above, shares subscribed by beneficiaries between January 1 of any financial year and the date of the Shareholders’ Annual General Meeting called to approve the financial statements of the previous financial year will not be entitled until and including the date of said Meeting to dividends (other than exceptional dividends distributed out of reserves) paid in respect of previous financial years. Consequently, these shares will not be wholly fungible with existing sanofi-aventis shares until after the dividend in respect of that previous financial year has been paid, or if no dividend is distributed, until after said Meeting has been held.

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Adjustments: in the event of (i) a redemption or reduction of capital, (ii) a change in the allocation of profits, (iii) a grant of consideration free shares, (iv) increase in the share capital by incorporation of reserves, profits or share premium, (v) a distribution made out of reserves, or (vi) any issuance of equity instruments or of securities giving entitlement to the issuance of equity instruments that offer a subscription right reserved for shareholders, the exercise price and, if necessary, the number of optioned shares will be adjusted accordingly.

In cases where an adjustment mechanism is stipulated by law, that mechanism will be applied.

In cases where no adjustment mechanism is stipulated by law, the Shareholders Meeting or the Board meeting responsible for deciding on the issuance or the transaction may adopt any or all adjusting measures to protect the rights of the beneficiaries, based on the legal or regulatory provisions that apply in the most analogous case.

Full powers are granted to the Chief Executive Officer, with authority to subdelegate on the conditions stipulated by law, to take all measures necessary for implementation of the present decision and more generally of the Employee Plan in compliance with the law, the Company’s Articles of Association and the Employee Plan Rules. In particular, he will be responsible for confirming the exercise price of the stock subscription options in accordance with the method for determining the price as decided on by the Board and described above. The Chief Executive

Officer may also grant derogations as specified in the Employee Plan Rules and decide to suspend the exercise of options.

b)	2010 stock subscription option plan for members of the Executive Committee

Upon proposal of the Compensation Committee, the Board, after due deliberation, unanimously decides, to grant, with effect from this day, 530,000 share subscription options on the terms proposed by the Compensation Committee and more fully described in the Executive Committee Plan Rules, which are an integral part of the present decision and a copy of which, together with a list of the beneficiaries of the shares, will remain appended to the minutes of the present decision, the principal terms being as follows:

-	Type of option: share subscription options.

-	Total number of options granted: 530,000 options, subject to any adjustments provided in the Executive Committee Plan Rules, each giving entitlement to subscribe for one share.

-	Beneficiaries: the members of the Executive Committee of sanofi-aventis and Group companies (except for the Chief Executive Officer).

-	Duration: 10 years, up to and including February 28, 2020.

-	Exercise price per option: the exercise price will be the greater of:

(i)
the average of the opening quoted prices of sanofi-aventis shares on Euronext Paris for the 20 trading days following the date of the announcement of the Company’s annual results for the year ended December 31, 2009, i.e. from February 11 through March 10, 2010 inclusive; or

(ii)	the average of the opening quoted prices of sanofi-aventis shares on Euronext Paris for the 20 trading days preceding this day, i.e. from February 1 through February 28, 2010 inclusive;

such that the exercise price will be set with no discount relative to the average of the quoted market prices on the 20 trading days preceding the date of grant by the Board, in accordance with the 14th resolution of the Shareholders’ Annual General Meeting of April 17, 2009 and with the law.

This price will be payable immediately in cash on exercise of the option.

Performance condition:

The exercise of 50% of the options is contingent upon the fulfillment of a performance condition consisting in the cumulative achievement for each financial years 2010, 2011, 2012 and 2013, of the following performance criterion:

The ratio of business net income to net sales must be at least 18%.

If the performance criterion is not achieved for at least one of the financial years, the performance condition will be deemed to have been missed and 50% of the options granted will immediately expire, subject to certain exceptions (disability and death, described under 4.3.2 and 4.3.3 below).

The Board meeting held to adopt the annual financial statements for 2013 will record whether or not the performance condition has finally been fulfilled, and if applicable, the expiration of the options subject to the performance condition.

The Board of Directors reserves the right to adjust this performance condition in the event of a change in the scope of consolidation of the Company, a change in accounting method, or any other circumstance justifying such an adjustment in the opinion of the Board of Directors, in order to neutralize to the extent possible the consequences such changes might have on the objectives of the grant.

-	Exercise period: at any time from March 3, 2014 through February 28, 2020, inclusive. The beneficiary may choose to exercise its options either in a single transaction, or in multiple transactions.

Each beneficiary will permanently lose its right to exercise its options upon the occurrence of any of the following events, unless otherwise decided by the General Management in exceptional cases:

•	resignation of the beneficiary: the right to exercise the options will be lost on the day that the beneficiary leaves the Group; or

•	dismissal of the beneficiary on grounds of serious or gross misconduct: the right to exercise the options will be lost on the day of notification of such dismissal.

The right to exercise the options may be temporarily suspended, in particular in the event of corporate actions affecting the share capital.

Special cases:

(i) Beneficiaries who take retirement or early retirement, whether at normal retirement age or on an earlier or later date with the Company’s consent, will retain their right to exercise their options until the end of the period of validity of the options, i.e. up to and including February 28, 2020 but will remain bound by the other conditions of the plan.

(ii) Beneficiaries who develop a disability classified in the second or third category under article L. 341-4 of the French Social Security Code, i.e. they can no longer carry out any professional activity may exercise their options without being required to observe the four-year lock-up period mentioned in the first paragraph of Article 4 of the Executive Committee Plan Rules and will be exempt from the performance condition for the amount of options subject to such performance condition.

(iii) If a beneficiary dies, his or her heirs and assigns may exercise the options within six months after the date of death, notwithstanding the four-year lock-up period without being bound by the fulfillment of the performance condition.

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Disposal of the shares: the shares obtained on exercise of the options may be disposed of on or after March 3, 2014. Subject to this condition, the shares will be negotiable from the date of registration in a share account.

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Ranking for dividend: the shares obtained on exercise of the options will be wholly fungible with existing sanofi-aventis shares from the date of issue. Consequently, they will be entitled to receive all dividends declared after the date on which they were subscribed.

As an exception to the above, shares subscribed by the beneficiary between January 1, of any financial year and the date of the Shareholders’ Annual General Meeting called to approve the financial statements of the previous financial year will not be entitled until and including the date of said Meeting to dividends (other than exceptional dividends distributed out of reserves) paid in respect of previous financial years. Consequently, these shares will not be wholly fungible with existing sanofi-aventis shares until after the dividend in respect of that previous financial year has been paid, or if no dividend is distributed, until after said Meeting has been held.

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Adjustments: in the event of (i) a redemption or reduction of capital, (ii) a change in the allocation of profits, (iii) a grant of consideration free shares, (iv) increase in the share capital by incorporation of reserves, profits or share premium, (v) a distribution made out of reserves, or (vi) any issuance of equity instruments or of securities giving entitlement to the issuance of equity instruments that offer a subscription right reserved for shareholders, the exercise price and, if necessary, the number of optioned shares will be adjusted accordingly.

In cases where an adjustment mechanism is stipulated by law, that mechanism will be applied.

In cases where no adjustment mechanism is stipulated by law, the Shareholders Meeting or the Board meeting responsible for deciding on the issuance or the transaction may adopt any or all adjusting measures to protect the rights of the beneficiary, based on the legal or regulatory provisions that apply in the most analogous case.

Full powers are granted to the Chief Executive Officer, with authority to subdelegate in accordance with applicable law, to take all administrative measures necessary to implement the present decision and more generally the Executive Committee Plan in compliance with the law and the Company’s Articles of Association. In particular, he will be responsible for confirming the exercise price of the stock subscription options in accordance with the price determination method adopted by the Board as described above.

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